Exhibit 99.(g)(1)(i)

ADDENDUM

This Addendum dated August 5, 2014 is to the Global Custody Agreement, dated June 27, 2012 (the “Agreement”) between JPMorgan Chase Bank, National Association (“J.P. Morgan”) and each Investment Company identified on Exhibit A attached thereto, as such exhibit may be amended from time to time, (solely for the purposes of this Addendum, each such investment company also listed on Exhibit A attached hereto, a “Customer”) acting on behalf of its respective series or portfolios identified on Exhibit A, as may be amended from time to time, and in the case of those investment companies for which no separate series or portfolios are identified on such Exhibit A, acting for and on behalf of itself (solely for the purposes of this Addendum, each such series, portfolio or investment company, as the case may be, that is also listed on Exhibit A attached hereto, a “Fund”). For the sake of clarity, the term Customer when modified by the phrase “on behalf of a Fund”; “with respect to a Fund”; or similar phrasing covers both an investment company acting on behalf of its series or portfolio and an investment company (without separate series or portfolios) acting on behalf of itself.

Each Customer, on behalf of itself and each Fund, and J.P. Morgan, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.                                      Provision of Collateral Management Services.

(a)                                 Pursuant to the Derivatives Collateral Services Agreement between UBS Global Asset Management (Americas) Inc. (the “Investment Manager”) and J.P. Morgan, dated February 15, 2007 (As amended and supplemented from time to time, the “Collateral Management Agreement”), the Investment Manager has engaged J.P. Morgan to provide Collateral Management Services relating to various ISDA Credit Support Annexes (“ISDA CSAs”) and Master Securities Forward Transactions Agreements (“MSFTAs”) entered into by the Customers and the Funds.

(b)                                 Each Customer and each Fund acknowledges that entering into transactions or otherwise investing in Securities, derivative transactions or other arrangements may be a risk enterprise. The holding of Securities and cash may involve risks of loss or other special features. J.P. Morgan is not providing a service in relation to, has no duty regarding ,and therefore in no circumstances will be liable for any loss that results from the general risks of investing or Country Risk, entering into derivative transaction or other trades, including but not limited to, ISDA CSAs and MSFTAs, or the credit-rating or credit-worthiness of any issuer of Securities or any counterparty.

(c)                                  Each Customer and each Fund acknowledges and agrees that the provision of Collateral Management Services shall be governed by the Collateral Management Agreement and that J.P. Morgan shall have no liability to any Customer or any Fund under the Agreement. Each Customer and each Fund agrees that the J.P. Morgan Indemnitees shall not be liable to any Customer or any Fund for any and all Liabilities (as such term is used in the Agreement), in providing the Collateral Management Services to the same extent the J.P. Morgan Indemnitees would not be liable for any Losses (as such term is used in the Collateral Management Agreement) in providing such Collateral Management Services to the Investment Manager

pursuant to the terms of the Collateral Management Agreement, and each Customer and each Fund hereby waives any and all claims against the J.P. Morgan Indemnitees in such instances.

2.                                      Accounts relating to Collateral Management Services.

(a)                                 J.P. Morgan will establish separate Securities Accounts (the “Collateral Management Securities Accounts”) and separate Cash Accounts (the “Collateral Management Cash Accounts”, and collectively with the Collateral Management Securities Accounts, the “Collateral Management Accounts”) relating to the provision of Collateral Management Services.

(b)                                 J.P. Morgan will not be obligated to settle trades into the Collateral Management Accounts. Customer agrees that all transfers into and out of the Collateral Management Accounts will be free deliveries.

(c)                                  Notwithstanding Sections 2.7, 2.8, 2.9, 2.10, 2.11, 2.15, and 8.2 of the Agreement J.P. Morgan will not be obligated to provide any asset servicing or tax services with regards to the Collateral Management Accounts, including but not limited to, the monitoring or notification of Customer of any income payments, Corporate Actions, or class action litigation, AutoCredit, Corporate Action processing, proxy services, or tax services.

(d)                                 With regards to the Collateral Management Accounts, Section 10.10(b)(i) of the Agreement is hereby amended to add “or under the Collateral Management Agreement” at the end thereof.

(e)                                  Section 7.1(c) of the Agreement shall not apply with respect to any Liabilities that may be imposed, incurred, or asserted with regards to the Collateral Management Accounts. Solely with regards to the Collateral Management Accounts, the last sentence of Section 7.1(d) of the Agreement shall read as follows:

Nevertheless, subject to 7.1(b), the Customer will not be obligated to indemnify any J.P. Morgan Indemnitee under the preceding sentence with respect to any Liability for which J.P. Morgan is liable under Section 5.2(a) of this Agreement.

3.                                      Miscellaneous.

(a)                                 Conflicts; Entire Agreement; Restatement of the Agreement.

(i)                                     To the extent any provision of the Agreement conflict with any provision of this Addendum, the provisions of this Addendum shall control.

(ii)                                  This Addendum and the Agreement constitutes the entire agreement and understanding of the Parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(iii)                               Except for any amendment to the Agreement made pursuant to this Addendum, all terms and conditions of the Agreement and this Addendum will continue in full force and effect in accordance with its provision on the date of this Addendum. References to the Agreement will be to the Agreement, as amended by this Addendum.

(b)                                 Conflicts; Entire Agreement; Restatement of the Collateral Management Agreement.

(i)                                     To the extent any provision of the Collateral Management Agreement conflict with any provision of this Addendum, the provisions of this Addendum shall control.

(ii)                                  This Addendum and the Collateral Management Agreement constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications and prior writings (except as otherwise provided herein) with respect thereto.

(iii)                               Except for any amendment to the Collateral Management Agreement made pursuant to this Addendum, all terms and conditions of the Collateral Management Agreement and this Addendum will continue in full force and effect in accordance with its provision on the date of this Addendum. References to the Collateral Management Agreement will be to the Collateral Management Agreement, as amended by this Addendum.

(c)                                  Counterparts. This Addendum may be executed and delivered in counterparts (including by facsimile transmission), each of which will be deemed to be an original.

(d)                                 Headings. The headings used in this Addendum are for convenience of reference only and are not to affect the construction of or be taken into consideration in interpreting this Addendum.

(e)                                  GOVERNING LAW. THIS ADDENDUM WILL BE GOVERNED BY AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS (AND NOT THE CHOICE OF LAW RULES) OF THE STATE OF NEW YORK.

(f)                                   Capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Agreement, as the case may be.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Addendum.

UBS RELATIONSHIP FUNDS On behalf of its series or portfolios identified on Exhibit A		JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas Disbrow	By:	/s/ Cathy-Jo Reed
Name:	Thomas Disbrow	Name:	Cathy-Jo Reed
Title:	Vice President and Treasurer	Title:	Executive Director

By:	/s/ Tammie Lee
Name:	Tammie Lee
Title:	Vice President and Assistant Secretary

Exhibit A

UBS Global Corporate Bond Relationship Fund

UBS Global Securities Relationship Fund

UBS High Yield Relationship Fund

UBS Opportunistic Emerging Markets Debt Relationship Fund